Fourth Quarter 2023 Earnings Conference Call
February 8, 2024

Presenters
Steve O’Hara, Vice President of Investor Relations
Andy Nemeth, CEO
Jeff Rodino, President – RV
Matt Filer, Interim CFO

Q&A Participants
Kip Ellis, President – Powersports & Housing, Patrick Industries

Michael Swartz – Truist
Craig Kennison – Robert W. Baird
Daniel Moore – CJS Securities
Tristan Thomas-Martin – BMO
Noah Zatzkin – KeyBanc
Brandon Rollé – D.A. Davidson
Rafe Jadrosich - B of A Securities

Operator
Good morning, ladies and gentlemen, and welcome to Patrick Industries' Fourth Quarter 2023 Earnings Conference Call.

My name is Paul, and I'll be your operator for today's call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “*”, “0” on your telephone keypad.

Please note that this conference is being recorded.

I will now turn the call over to Mr. Steve O'Hara, Vice President of Investor Relations. Mr. O'Hara, you may begin.

Steve O’Hara
Good morning, everyone, and welcome to our call this morning. I am joined on the call today by Andy Nemeth, CEO; Jeff Rodino, President – RV; and Matt Filer, Interim CFO; as well as Kip Ellis, Patrick's President, Powersports and Housing, who is available for Q&A and is joining us, remotely.

Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors which--many of which are beyond the company's control, which could cause the actual results and events to differ, materially, from those described in the forward-looking statements.

These factors are identified in our press releases, our Form 10-K for the year ended 2022 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

I would now like to turn the call over to Andy Nemeth.

Andy Nemeth
Thank you, Steve. As we look back on fiscal 2023, I'm incredibly proud of the efforts our team has shown as they continue to deliver solid and resilient performance and results in a challenging environment.

Despite sharply lower shipments across our end markets, as we face macro and industry headwinds attributable to high inflation and interest rates, our business generated strong revenue, margins, profits and cash flow, particularly when compared to the pre-COVID time period, when our business was less diversified.

For the full year, we achieved record gross margin, delivering on our operating margin target and generated record free cash flow.

To highlight the evolution of our business and the benefits of the strategic diversification and investments we've made, we'll compare the full year's 2023 results with full year 2019.

This year, RV wholesale unit shipments declined 37% and were 23% lower than 2019. Despite the materially lower unit volumes and less favorable environment, total revenue in 2023 was 48% higher than 2019. Gross margin was 450 basis points higher and operating margin was 90 basis points higher. EPS was 69% higher, and free cash flow was more than twice what we produced in 2019 on significantly higher interest rates.

We expect to continue to drive our growth trajectory with the execution of our strategic plan, and our team's hard work and determination has continued to position us to actively pivot, where necessary, to stay nimble and flexible.

Our foundation is solid as we spent the year streamlining our model and placing our company in a great position, not just to weather the uncertain macro environment but to proactively grow our company through our successful diversification and automation strategy, among other strategic and capital initiatives.

We optimized our cost structure based on current run rates in our markets, paid down debt, actively managed and reduced our inventory and improved our operating efficiencies. We invested in our financial and operational infrastructure through software and IT, automation and new product innovations.

In 2023, we allocated capital to ensure our company is ready for future end market improvement, while preparing us financially and structurally to make bolt-on and more significant acquisitions that align with our future growth objectives.

In 2023, we acquired Patrick Marine Transport, a leader in marine transportation that complements our existing RV transportation businesses. In early January 2024, we acquired Sportech, our largest acquisition to date, which adds significant scale in powersports, increasing our total addressable market, enhancing our business's runway for growth and improving the diversity of our revenue, profit and cash flow.

On the human capital side, we continue to support our people in 2023 as we quietly and thoughtfully invested in leadership development training, while also continuing to, meaningfully, get back to our communities, through our philanthropic efforts and team member engagement.

As an organization, we have elevated the way we think about our RV, marine and powersports end markets to the Outdoor Enthusiast space. At Patrick, we are enthusiasts. We are active in the outdoors, enjoy camping, RV'ing, boating, fishing, motorcycling, off-roading and other recreational and leisure lifestyle activities. Our team's passion is evident in what they love to do, the solutions they provide and the care shown, while building them.

Our team members are proud to represent their brands and of their commitment to our customers. Whether on the road, off the road, on the water or at home, we believe in empowering people to live their passions to the fullest, which drives our goal to be the supplier of choice to the Outdoor Enthusiast space.

Financially, we have maintained a strong balance sheet and generated significant free cash flow through focused investments and prudently managing working capital. We have no major debt maturities until 2027. We ended 2023 with approximately $780 million of total liquidity, and we remain flexible and ready to pivot in response to market conditions and customer needs.

We continue to be optimistic about Patrick's future and ability to generate free cash flow, which was reflected in our Board of Directors' decision to raise our fourth quarter dividend by 22% to $0.55 per share.

We returned $61 million to shareholders during the year in the form of stock repurchases and dividends and had $77.6 million left authorized under our current repurchase plan at the end of the fourth quarter.

Looking forward to 2024, we are confident in our team's ability to navigate short-term headwinds and capitalize on opportunities to continue to profitably grow our company. We believe the first half of 2024 will look similar to the last few months of 2023 in respect to industry and macro trends, with some promising upside potential in the second half of 2024, especially if there is interest rate relief for both retail and floor plan financing.

We will continue to utilize the appropriate levers to optimize our operations and maintain our strong financials, including maintaining a disciplined leverage position and prioritizing paying down debt after the Sportech acquisition, while still having the opportunity and ability to grow the company through targeted acquisitions and capital investment.

As we think about strategic growth opportunities for 2024 and beyond, we continue to see the appeal in the premium segment of the Outdoor Enthusiast space. And with our acquisition of Sportech, we have solidified our presence as a leading component solutions provider to the powersports market.

We expect to continue to, strategically and organically, expand our presence in RV, marine and powersports in conjunction with our strategic focus on the broader Outdoor Enthusiast space and the aftermarket.

The end result, we are positioned well as we start 2024 with ample liquidity and a solid capital structure and are poised and ready to accelerate our company's growth.

Highlighting our financials. Our fourth quarter revenues were $781 million and net income was $31 million, or $1.41 per diluted share. For full year 2023, we generated revenue of $3.5 billion, leading to net income of $143 million, or $6.50 per diluted share.

As we noted in the press release this morning, the quarter's results include approximately $0.08 of one-time, non-recurring charges related to severance, facility consolidations and significant tornado damage to two of our facilities in the Nashville, Tennessee area in December, net of a favorable fair-value measurement adjustment. For the full year, we estimate these nonrecurring items tallied approximately $0.21 per share.

And finally, highlighting our increased focus on driving our business and business performance in alignment with our Better Together culture, we have implemented several exciting changes and enhancements to our organizational structure, reflecting the strength of our bench and elevating the responsibilities of several of our team members.

Jeff Rodino has been named President of RV, in addition to his current responsibilities. Kip Ellis has been named President of Powersports and Housing; Rick Reyenger has been named President of Marine; Hugo Gonzalez has been named Executive Vice President and Chief Operating Officer; and Charlie Roeder has been named Executive Vice President of Sales for the organization.

I'm extremely energized and excited about the incredible talent in our organization and congratulate our senior team on their new roles.

I'll now turn the call over to Jeff, who will highlight the quarter and provide detail into our end markets.

Jeff Rodino
Thanks, Andy, and good morning, everyone. If there are two key themes that defined our markets in 2023, they were inflation and interest rates, which negatively impacted end consumers' desire to finance their purchases of RVs, boats, and houses, while also increasing floor plan lending rates and limiting dealers' willingness to hold excess inventory, across our markets.

We believe the RV market bottomed in 2023, and our analysis suggests inventories are lean in the field. We are optimistic about the potential trajectory of the RV market with the peak selling season just around the corner in the spring.

Our teams, along with the OEMs across the market, are poised and ready to meet demand with many exciting innovations coming to the market for model year 2025 introductions, later this year.

For 2024, generally, we believe our end markets are operating at below normalized levels, and there has been real growth over the past several years in consumers' affinity for the Outdoor Enthusiast space.

Post-pandemic, an increasing number of consumers see the benefits of enjoying the outdoors with family and friends, including 25 million new camping households from 2020 to 2022 according to KOA, which should positively impact normalized demand for years to come.

Looking at the RV industry, RV OEMs have continued to show incredible operating discipline to keep inventories lean, while preparing for future growth. Our strategy in the RV space continued to be centered around our goal of providing best-in-class customer service and a growing portfolio to OEMs through our full solutions model, therefore, helping them innovate and build quality units across a spectrum of feature and price.

Our fourth quarter RV revenues decreased 14% to $353 million, representing 45% of consolidated sales.

RV wholesale unit shipments of approximately 75,000 in the quarter decreased 3%, as OEMs continue to maintain tight control on their output as they strictly manage dealer inventories. RV retail registrations declined an estimated 10% in the quarter to approximately 62,600 units, implying a restock of about 12,000 units to dealer inventory during the period.

From a seasonal standpoint, the fourth quarter is a typical restock period. For the full year, industry de-stock approximated 66,000 units, by our estimate. We estimate overall RV dealers’ inventories are 15 to 18 weeks on hand, up from third quarter levels but well below historical pre-pandemic averages of 26 to 30 weeks.

Our RV content per unit decreased 9% on a full year basis to $4,800 per unit, due to our team having passed along pricing, where appropriate, and a higher ratio of entry-level units being produced.

Throughout my career in the RV industry, I've witnessed a number of cycles and from my perspective, consumer demand for smaller, more affordable units tends to lead the broader industry's recovery.

On the marine side of our business, the industry continues to see softer demand as end consumers faced higher monthly payments given the current rate environment. Unlike the RV market, where our end market revenue tends to be highly correlated to the overall shipment mix, our marine revenue is slightly more concentrated towards higher dollar, particularly the fiberglass and ski and wake segments, which began to see more pronounced softness from a production perspective in the back half of the year, compared to the broader marine market.

We expect to continue to feel the effects of the mix through the first half of 2024, but we also expect to weather this softness due to the diversified portfolio within the marine and RV space and help offset the impact.

Despite short-term challenges, we believe in the long-term durability of trends within the high-value premium segment of the marine industry that we serve. Our marine revenues decreased 32% to $174 million and represented 22% of our fourth quarter consolidated sales. The decrease was driven by reduced wholesale shipments, particularly in the ski and wake, which was down almost 40% in the quarter.

We estimate total industry wholesale unit shipments decreased 24%, while retail unit shipments declined an estimated 4% to 6%. We believe the delta between the wholesale and retail can be explained by the OEMs and dealers' reluctance to carry excess inventory, given high floor plan cost and limited visibility into consumer demand.

Until a clear improvement in consumer sentiment emerges, we expect dealers to remain cautious on increasing their inventory weeks on hand. We'll get a better sense of the trajectory of the year, during the upcoming boat shows.

We estimate overall marine dealer inventories are 27 to 29 weeks on hand, slightly up from the third quarter but below historical pre-pandemic averages of 36 to 40 weeks. Our estimated marine content per wholesale unit decreased 5% on a full year basis to $4,803 per unit, primarily due to our mix towards the premium end of the segment, particularly ski and wake and fiberglass being down greater than the industry aggregate.

In the housing market, our team has continued to perform well, given their ability to scale to customer demand. Our housing businesses are a reliable revenue platform, and we believe both manufactured housing and site-build housing have long-term growth potential as we support OEMs and builders alike, offering numerous products to meet their evolving needs.

We continue to expand our extensive offering with products like energy-efficient water heaters, furnaces and sealed HVAC duct systems for OEMs seeking to exceed government sustainability guidelines on manufactured homes.

Looking at residential housing, while multifamily experienced softness in the second half of 2023, with some projects pushed out a quarter or two, single-family housing saw more positive trends and was up in both third and fourth quarters. Looking ahead to 2024, we see potential for the industry to continue to grow should economic pressures recede.

Revenues in our housing market, primarily tied to MH and single-family and multifamily residential housing, decreased 11% to $254 million, representing 33% of consolidated sales in the fourth quarter. Our revenues in single-family and multifamily markets tend to trail starts by six to nine months, given our product timing related to installs on new units.

MH wholesale unit shipments decreased 2% and our full year content per MH unit increased 2% to $6,372 per unit. Total residential housing starts for the fourth quarter increased 2% and single-family starts up approximately 22% and multifamily starts down approximately 27%.

Interest rates and inflation continue to impact housing across our sectors.

Although we won't be reporting on powersports end market revenue until next quarter, I want to touch briefly on the industry as we head into 2024, especially given our recent acquisition of Sportech. Similar to our Outdoor Enthusiast end markets, dealers appear to be facing inventory challenges due to softening demand and higher interest rates on base level units, in particular.

That said, our growing powersports portfolio is skewed towards the premium utility segment which, as noted by recent earnings reports from industry OEMs, appears to be less impacted, currently. We see promising potential given its durability, coupled with the increased demand for additional creature comforts like HVAC, which can be added once Sportech's cabin enclosures are installed.

We remain encouraged as we enter into 2024 and begin to report on our powersports progress. We’ve had a vested interest in the powersports industry for several years, kicked off by our acquisition of the Progressive Group, in 2016. We bolstered our powersports presence with our acquisition of Rockford Fosgate and Wet Sounds and remain excited about the long-term prospects for our powersports platform solidified by our acquisition of Sportech.

Before turning the call over to Matt, I wanted to highlight the evolution of our team's work on innovation and higher engineered product.

In 2020, we took a deliberate step to enhance the strength of our acquisitions by placing additional focus on expanding the breadth of innovative products and solutions we provide across our markets, prioritizing collaboration with our customers to solve their problems and participate more deeply in their design processes.

A recent example of a data-driven advanced product development strategy is the expansion of our aftermarket offerings by SeaDek, a leader in marine nonskid flooring. Through customer-facing market research and testing, we identified a strategy to present our SeaDek technology to the RV space and offer a superior alternative to traditional step tread covers.

Our SeaDek treads are constructed from a durable UV-resistant, closed-cell EVA foam that does not absorb water and is weather-resistant and shock and sound dampening, and are fully customizable with names and logos. SeaDek recently obtained licensed rights from the NCAA to offer personalized step treads and other related products customized with your favorite team's logo.

In addition to the investments we are making in our Advanced Product Evolution group, which we discussed on our last call, to truly lock arms with our OEM partners and drive solution-based innovation for the foreseeable future, we're going to significantly increase our focus on the overall customer experience in 2024, and beyond.

We believe synergies and harmonies that we can develop with our customers in alignment with our customer-focused philosophy can truly drive positive innovative experience for our end users of our products and embed our brands as leaders in introducing and providing innovative solutions for our customers.

An exciting initiative our marine businesses have been working on is expanding the proprietary technology solution that we discussed early in 2022. We have driven volatile organic compounds, or VOC reduction, and we are in the process of expanding this solution to two of our most prominent businesses in our--in the marine industry with implementations expected to be completed in the first half of 2024.

This will allow us to share our Value Analysis, Value Engineering with our OEM customers, further reducing VOC emissions and improving the raw material utilization, while increasing the quality of our processes.

Finally, as Andy mentioned, I'm excited about my new role in addition to my current responsibilities and the tremendous focus we are placing on driving our organization's strategic objectives and growth plan. Our team is phenomenal, a pleasure to work with and totally aligned with our unyielding dedication to serve our customers, communities and team members.

I'll now turn the call over to Matt, who will provide additional comments on our financial performance.

Matt Filer
Thanks, Jeff, and good morning, everyone. Our consolidated net sales for the fourth quarter decreased 18% to $781 million, driven by a decrease in wholesale shipments across our RV, marine and MH end markets. For the full year, net sales decreased 29% to $3.5 billion.

The decline in sales was driven by continued discipline among RV OEMs as they maintained low production levels, along with marine OEMs aggressively cutting production in the second half of the year to ensure inventory balance in the field.

We note that on a full year basis, 2022 is the toughest comparison in the history of our company, representing records for both sales and earnings per share.

Full year marine revenue decreased 11% to $924 million, while RV revenue decreased 42% to $1.5 billion. Within our housing business, which is comprised of our MH and industrial end markets, our revenue decreased 17% to $1 billion for the year.

Gross margin was 22.9% in the fourth quarter and increased 180 basis points from the prior year as a result of prudent labor and material management, our diversified business model and our continued investment in higher engineered, higher-margin products. For the full year, gross margin increased by 90 basis points to 22.6%.

Warehouse and delivery expenses declined 9% in the fourth quarter and 12% for the full year versus the respective periods, last year.

For the fourth quarter and full year, respectively, SG&A expenses declined 12% to $68 million and 9% to $299 million. As a percentage of sales, SG&A and warehouse and delivery expenses increased due to lower sales and the difference in the operating expense profile of our marine businesses, due to the nature of their higher engineered products.

Operating income for the fourth quarter declined 15% to $57 million and declined 48% to $260 million for the full year. The decrease is primarily attributable to the previously described factors.

We continue to manage our cost structure prudently, while investing in innovation and growth opportunities.

Operating margin was 7.3% in the fourth quarter, a 20 basis point improvement from the prior period. Full year operating margin was 7.5%, down from our record level in 2022, but in line with our previously articulated outlook.

Net income in the fourth quarter was $31 million, or $1.41 per diluted share, compared to $1.68 per diluted share, last year. 2023 diluted EPS was $6.50, a decrease of 52% versus 2022.

As Andy noted, after accounting for a favorable one-time fair-value measurement adjustment, our fourth quarter results included approximately $0.08 per share of onetime nonrecurring items related to severance, facility consolidation and costs related to a tornado, which hit two of our Tennessee facilities in December.

For the full year, the impact of one-time, non-recurring items totaled approximately $0.21 per share.

Our overall effective tax rate was 26.6% for the fourth quarter and 25.3% for the full year. We expect our overall effective tax rate for 2024 to be approximately 25% to 26%.

Operating cash flow was $115 million in the fourth quarter. Despite the decline in full year net income, operating cash flow for fiscal 2023 was virtually comparable to fiscal 2022, finishing at $409 million.

And as Andy noted, our prudent financial management and stellar team helped to generate free cash flow of $350 million, despite the various headwinds we faced in the year. We remain committed to our disciplined capital allocation strategy.

At the end of the fourth quarter, after paying down $87 million on our debt, including $85 million on our revolving credit facility, we had approximately $780 million of total net liquidity, including $768 million of unused credit capacity.

Total net leverage was slightly under 2.4x.

Purchases of property, plant and equipment were $12 million for the quarter and $59 million for the year.

We continue to prioritize growth opportunities while investing in automation and operational efficiencies, which place us in an advantageous position as we navigate 2024 and beyond.

For 2024, we will continue to reinvest in the business and drive long-term value for shareholders. We currently estimate 2024 capital expenditures to be between $70 million and $80 million.

Including our second quarter acquisition of Patrick Marine Transport, we invested $26 million in acquisitions in 2023. As discussed on our recent Sportech acquisition call, we continue to be active in M&A and remain focused on seeking attractive, entrepreneurial, culturally aligned acquisition targets.

During the quarter, we repurchased approximately $7 million or 90,800 shares and returned $12 million to shareholders in the form of dividends. For the full year, we repurchased $19 million in stock and paid dividends of $42 million, resulting in $61 million in total cash returned to our shareholders.

As Andy mentioned, our Board of Directors voted in November to increase our quarterly dividend to $0.55 per share, reflecting continued confidence in our ability to generate cash flow and continue to profitably grow our business.

We still continue to execute our balanced capital allocation strategy and remain opportunistic in our share repurchases, while maintaining strong financials and reinvesting in the company.

In 2023, we performed well despite a tough macroeconomic and industry backdrop. We remain diligent in managing our company's financial health by prioritizing a strong balance sheet and generating solid cash flow, empowering us to deploy capital when opportunities arise. We will continue our pursuit of operational excellence, striving to serve our valued customers at the highest level.

In our RV market, we estimate 2024 wholesale unit shipments to range between 330,000 and 350,000 units. We expect dealers to remain cautious on ordering until better visibility into demand emerges or interest rates decline, or a combination of the two.

We currently expect full year retail shipments to be down approximately 5% to 10%, implying approximately 350,000 units. In our marine market, we estimate 2024 retail to be flat to down mid-single digits and wholesale units for our overall product mix to be down 5% to 10%, representing a one-for-one model, currently.

While we believe marine dealer inventories are below historical norms, we expect dealers to remain cautious in the face of inflation and high interest rates and will likely attempt to carry less inventory than they might, historically.

On the housing side of the business, we estimate MH wholesale shipments to be flat for 2024, with retail sales absorbing available wholesale production on a real-time basis.

In our residential housing end market, we estimate 2024 new housing starts to be flat versus 2023.

Given the current end market outlook we've outlined, we estimate our 2024 operating margin will improve by 30 to 50 basis points versus 2023.

We currently expect operating cash flow of $390 million to $400 million, resulting in free cash flow of approximately $310 million or more and implying a very attractive free cash flow yield. Should our end market dynamics deviate materially from our forecast, we will react accordingly, as we did last year, and this could cause our results to differ from our current expectations.

On January 24, we announced the closing of our $315 million acquisition of Sportech, which was funded through cash on hand and our existing credit facility. At closing, our total net leverage ratio was approximately 2.9x, and we expect to reduce this ratio down to our target range of 2.25x to 2.5x, within the next two to three quarters.

As noted in the press release for the closing, we expect to incur acquisition-related, one-time pretax costs of approximately $7 million, which we plan to exclude from our adjusted EPS when we report our first quarter 2024 results.

That completes my remarks. We are now ready for questions.

Operator
Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*”, “2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the star keys. One moment please while we poll for questions.

Our first question is from Mike Swartz with Truist Securities. Please proceed with your question.

Mike Swartz
Hey, guys, good morning. Maybe just to start off with the EBIT margin target that you outlined for '24. Maybe just give us a sense of some of the puts and takes there. I'm assuming mix will be slightly negative, but I assume that also includes the Sportech acquisition. I guess that should be additive. But what are you anticipating for amortization as well from that business? Maybe give us just the moving pieces there.

Andy Nemeth
Sure, Mike. This is Andy. So, when you think about the puts and takes and where we sit looking as we're looking into 2024 right now, I think we feel good about, first of all, where we put the company as it relates to the structure.

We've leaned the operations out, spent the fourth quarter kind of really making sure that we were lined up for the current run rates as they exist in our markets today. And as we're looking forward, we've made a little bit of movement on our forecast as it relates to RV shipments with some potential marine improvement that--from where we were at before and the mix that we're seeing.

And so, all the puts and takes kind of net to what I would say, opportunity for us to be able to leverage, especially as we look out further into the back half of next year. And so, we're positioned to operate at the current run rates with our margin profile and expect to pick up as we noted, 30 to 50 basis points.

I think when we look out and see the opportunities for some up-contenting, when we see the opportunity for some increased shipments due to the potential retail environment improving in the back half of the year, we feel good about the ability to leverage this model and drive incremental margins.

So, there's a lot of puts and takes when you think about just sitting where we're at today, looking out, but they net to what I would say is us being very well positioned to operate at current run rates.

We can certainly make adjustments if we need to on the downside, but we feel like things have bottomed out, and we will be able to leverage that on a go-forward basis as the conditions improve.

Mike Swartz
And just clarification, Andy. That outlook for the 30 to 50 basis points in growth does include Sportech. And I guess what is the assumption for amortization since you don't back that out when it comes to EPS?

Matt Filer
Yeah, Mike, this is Matt Filer. We're looking at about $15 million for amortization of the Sportech acquisition, annually.

Mike Swartz
Okay. Okay, great. And then just a second question, as it pertains to the quarter, the 18% decline in revenue. Could you--as we typically do, could you give us the kind of the moving pieces there between M&A and pricing?

Matt Filer
Sure, Mike. So the 18% revenue decrease for the quarter, if you look at that, it's about 11% down on industry. And then from an organic standpoint, we're down 8%, and acquisitions had a positive 1% impact. And when we break out that organic impact, pricing is down 9%, and we have a share increase of 1%.

Mike Swartz
Perfect. Thank you.

Operator
Our next question is from Craig Kennison with Baird. Please proceed with your question.

Craig Kennison
Hey, good morning, and thank you for taking my question. It's been a very helpful call, of course. But I wanted to pursue this powersports channel, if we could. I mean, if there's a channel that feels the most at risk, its powersports in terms of how much inventory is out there and maybe trends in some of these end markets.

I know you have some confidence based on just your mix of higher-end consumers where the affluent consumer is doing better, I guess. But how much have you stress tested your acquisition for just potential weakness and potential destocking? We frankly have seen destocking risk hit a lot of different acquisitions and categories, and I want to make sure we're stress tested on that one.

Andy Nemeth
Sure, Craig. This is Andy. I'll kick it off, and then I'll turn it over to Kip as well for some additional color. But as we looked at certainly the Sportech model and what got us confident in the ability to be resilient, especially during a time like this, was certainly the up content on Sportech, the utility concentration that Sportech has and the premiumization of the units that we see.

And so, we've definitely seen in all of our markets the price-sensitive consumer has been impacted and that's where, again, across markets, we're seeing more, let's just call it, volatility or softness.

And so on the upside, though, with the utility vehicle segment, and we looked at the backlog that Sportech has in their portfolio today, especially with new product introductions and some of the upfitting that was supposed to take place in '22 and '23 that didn't get through the system, we've got ourselves confident with some of the volatility that could be there as it relates to some potential softness and feel pretty good about the model that we've put together.

So again, we stress tested that model. We liked the business. The team is extremely talented, well-connected with the customer base, but we got comfortable with their mix and their backlog and opportunity with the upfit models. And so, Kip, if you have anything else to add, certainly feel free to chime in.

Kip Ellis
Yeah, thanks, Andy, and good morning, Craig. I think it's been one, as we've got to know the Sportech team better and appreciate how they look at the market. It's very much an innovation-driven company and the take rate on the products they're bringing to market, the cabin closure concept is something that we're seeing expand beyond some of the players that get covered in the market, the bigger players to a broader spectrum of the manufacturers. So we see some growth potential there with our new products.

But to reiterate what Andy said, they do a nice job of taking a look at the data they've got available to them to get a sense of what they see from a mix from the OEs and how these premium fit-ups play into that.

And we do see resilience in the backlogs. And so, we're very much aware of what's been reported from an inventory standpoint for side-by-sides and the recreational sports side of the business, the baseline pieces in the market and the impact of finance rates and what have you on consumer attitudes towards that.

There's certainly been some incentives that have been extended by the OEs to assist with that, but continued strength and recognition for the runway that what Sportech sees from an order backlog standpoint. So, I feel like we got a good grasp of that. Is there a potential for a cycle down the road - certainly possible. But the trajectory they've got from an innovation standpoint and the improving share and take rate that they see platform to platform is something that gives us further encouragement.

Craig Kennison
Yeah, thank you for that. And just as a follow-up, is this a category where you might be able to convey your share gains through a content per unit like metric? Or is the unit side of that equation just too hard to pinpoint?

Kip Ellis
We're working on just that, something we take pride in across our leisure lifestyle, what we term leisure lifestyle or Outdoor Enthusiast markets now, RV and marine, in particular. Obviously, there's less visibility of wholesale data within this particular space. And because it's such a fast-growing and evolving platform space, the differentiation at the time of registration for retail is sometimes difficult to pinpoint, but Sportech does have the ability to see line rates and see mix and on a historical basis, look at it as well.

So as we prepare to report out on a quarterly basis, what's going on in our powersports segment, we will be assembling a look at that and continue to refine it to get a better appreciation. But the data is a little more difficult, without question, to come across, but we feel like because they serve essentially the full spectrum of players in the space they've got good visibility of what's going on from platform to platform.

Craig Kennison
Great. Hey, thank you.

Operator
Our next question is from Daniel Moore with CJS Securities. Please proceed with your question.

Daniel Moore
Thank you, good morning. Thanks for taking the questions. Maybe just talk--start off with kind of the near-term outlook. You mentioned H1 could look a lot like--H1 '24 look a lot like H2 of '23. If we take Sportech out for the moment, how would you describe your expectations for Q1 in terms of revenue, margins, earnings relative to the Q4 results you just reported?

Andy Nemeth
Sure, Dan. This is Andy. I think as we look at where we're running today, continuing run rates consistent with what we saw in Q4 and Q3. We're really kind of projecting that through the first quarter. We do expect incremental margin improvement, quarter-over-quarter, first quarter to first quarter, second quarter to second quarter. And so, we're kind of looking at our model today. Like I said, we're positioned very well to operate at these levels. We've leaned the organization to be streamlined to operate at these levels with opportunity for incremental uptick if we do see that take place in the wholesale shipments. But we're being cautious in our modeling right now as we look at the business, but we've sized it appropriately.

And again, like I said, we will be able to flex that up very, very quickly, and we're positioned well from a liquidity perspective. We're ready to take care of our customers in the event that they do--we do see some flex up.

Daniel Moore
Very helpful. And in terms of Sportech, excluding--I appreciate the color around the charges. Excluding those kind of one-times, do you expect it to be accretive right away in Q1? And how do we think about the kind of impact to the full year?

Andy Nemeth
Absolutely, we expect it to be accretive, net of the one-time charges. And again, we feel like where we're at today and what we're seeing in the order book, we fully expect to be on plan at this point.

Daniel Moore
Got it. Maybe just kind of longer term, when you put--add Sportech and layer it in and along with the automation and cost reduction initiatives you've made, when you think about gross margin, operating margin over the next three to five years, once your kind of primary core end markets have recovered to more normal demand in shipment levels, where do you see those--where do you see kind of the opportunity or where those gross and operating margins level off over a long-term perspective? I appreciate it.

Andy Nemeth
Sure, Dan. I think that's one of the things that we're most excited about is the position of the organization today, the infrastructure that's been put in place, the caliber of the team and then the automation and operational efficiencies that we've been able to deliver and drive and invest in over the last couple of years have really positioned us to be able to flex up very quickly and leverage the infrastructure that we've got in place, without adding a lot of incremental overhead and cost to support that.

And so, we see incremental opportunity both at the gross and op margin level, especially with the run rates that we're running at today, which we do not believe are normalized run rates on a longer-term go-forward basis.

So, I think that's one of the things that gets us most excited is the opportunity to leverage this and the earnings power of the organization based on the investments that we’ve made in this business over the last couple of years. And we're going to continue to invest in automation, as we noted, with our CapEx plans for 2024.

We're going to stay focused on continuing to drive those efficiencies to be able to improve our throughput, our quality and be able to continue to take care of our customers as they flex up. And so again, I think we feel good about incremental margin growth at both the gross and op margin level for the foreseeable future.

Dan Moore
Appreciate it. I'll take any other follow-ups off-line. Thank you.

Operator: Our next question is from Tristan Thomas-Martin with BMO Capital Markets. Please proceed with your question.

Tristan Thomas-Martin
Good morning. Two questions. So, OEMs took a lot of price on model year '24, relative to '23s. Do you think they need to take more price on '25s, or do you think they're in a decent place there? And then second question, was there any delta in between industry shipments versus industry production, i.e., were there are a lot of opens that were shipped out in 4Q, maybe that were built in earlier quarters? Thank you.

Jeff Rodino
Yeah, Tristan, this is Jeff. Just to answer your first question, I don't think that there was a lot of opens out there. I mean they really started to manage their inventory way earlier in the year tied to what was being ordered was really what was being shipped or what was being run was what was being shipped.

We see that a lot in our transportation business, so we got a good eye on that. So, I think that there's not a lot of extra there. Definitely not a lot of opens being run by the OEMs, they've been very disciplined in that manner.

As far as pricing, it's a little interesting out there because I think you've heard a little bit about de-contenting or smaller units and different mix out there. Prices definitely have come down from the ’23s to the ‘24s. I believe there was some de-contenting in a few units but, ultimately, I think the consumer is looking for the contented unit.

So, I think the prices will remain pretty stable or even maybe go up a little bit with some additional contenting in that 2025 where, I believe, the brands are trying to differentiate themselves in the market with a higher-end product and something that's more valuable to that retail customer.

Tristan Thomas-Martin
Got it. Thank you.

Operator
Our next question is from Noah Zatzkin with KeyBanc Capital Markets. Please proceed with your question.

Noah Zatzkin
Thanks for taking my question. Just hoping you could maybe provide any color in terms of how you're thinking about CPU opportunity across the different end markets and any puts and takes we should keep in mind. Thanks.

Andy Nemeth
Yeah, this is Andy. I think we--again, we said we're positioned, today. We feel like we've bottomed as it relates to kind of industry production. We think wholesale retail is at one for one.

And from a content perspective, we also think we bottomed in Q4 and believe that there's upside, and we expect upside as we go into 2024 as it relates to our content per unit. We're still carrying some of the pricing that we gave in the first half of the year on a TTM basis through kind of Q4 when you compare to prior year Q4.

And so again, as we look at kind of 2024, we feel like our CPU has upside potential and are expecting upside potential. We're picking up business. We have not lost any business. The only shifts really in the content have been related to pricing and mix, as it relates to production in the field. And so, we feel good about our content perspective. We think that's bottomed out and look for the upside potential. And we've picked up a lot of new business as well to support that. So, on the CPU side, we feel good about where we're at.

Noah Zatzkin
Thank you.

Operator
Our next question is from Brandon Rollé with D.A. Davidson. Please proceed with your question.

Brandon Rollé
Thank you for taking my question. Just briefly on your outlook for the RV industry. It seems like you have a little more cautious outlook than some of the other industry participants. Could you talk about what happened during RV show season? And did anything come out of the month of January that influenced maybe a more cautious outlook on the RV industry? Thank you.

Jeff Rodino
Yeah, Brandon, this is Jeff. I would tell you, so far this year, shows have been mixed. We're really, really just a month into it. Our OEM touches have varied from weekend to weekend about what's going on, on the shows and on that front. I think we're just trying to give a range kind of similarly to what we've seen in the industry and where we're at.

I think we still feel like we're optimistic that there's some upside to what's going on. But certainly, what we see in retail, probably over the next month in the shows is really going to help us hone in a little bit closer to where we think things will be at. As we're talking to the OEMs, that's really what they're communicating to us is that these next month, month and a half of shows will show us where the retail ends up, and we believe it's still going to be one for one. And so, that's kind of where we came up with the range.

Brandon Rollé
Okay. Great. And then just on a - from a competition perspective, obviously, with pricing being a big focus right now for the customer. Can you talk about the competition going on among suppliers for business with those OEM partners, as they work to get prices lower? Thank you.

Jeff Rodino
Yeah, this is Jeff, again. We have competitors in every one of our markets that we serve. We have - we pride ourselves on our customer service, our ability to scale our size and have to be able to provide the customer not only with the best product in the market, but the most economical product in the market.

In all of our product lines, we provide good, better and best, across the board. And that gives us a lot of flexibility to work with customers to design our products to make them work for them along with getting it into the price point they need for the price point they're trying to hit in the market.

So, we feel very comfortable with where we're at in the market. Certainly, there's competition, and there always--really always has been for us with all of our product lines. So, as we move forward, I think the one thing that we're most proud of is our ability of our teams to be able to flex with the customers for their needs and give them what they want and then really kind of hone in on that price point at the same time.

Brandon Rollé
Great, thank you.

Operator
Thank you. Our next question is from Rafe Jadrosich with Bank of America. Please proceed with your question.

Rafe Jadrosich
Hi, good morning. Thanks for taking my question. I just wanted to follow up on the outlook for 30 to 50 basis points of margin expansion in 2024. Could you just give a little bit more color of SG&A versus gross margin? And then some of the expectations in terms of mix, price/cost? And could you just talk a little bit about the sales assumption that's behind that? I know you talked about by end market. Just what is the rough sort of outlook for production?

Andy Nemeth
Sure, Rafe. I'll handle that. I think as we--when you look at the cost structure of our business, our RV business is extremely variable and highly scalable. When you look at our marine and powersports businesses, there's a little--there's a higher engineered component to that, that has a higher fixed cost structure and especially when you look at where we're operating today with the Marine business. We're certainly losing some absorption, but that's being offset by the flexibility that we see in the RV business from a diversification perspective.

So again, we're running today at--we're operating and assuming our model based on run rates that we're seeing, today. And that's where we get confidence as it relates to our ability to drive incremental margins as we start to see production improve, across these markets. So again, from an SG&A perspective, we would expect a higher SG&A concentration or percent of the mix, but we also expect a higher gross margin component to that with our RV--or I'm sorry, with our marine and our powersports businesses, due to the higher engineered nature of those two businesses.

So, that's as it relates to our OpEx and op margin improvement with the opportunity for incremental margins over and above kind of what we've set. I think from an overall mix perspective in the marketplace today, again, we think we've kind of bottomed. We think that the opportunity for up-contenting in the RV market exists, especially with the mix that we're seeing, today.

As Jeff mentioned in his prepared remarks, it's usually--that's usually the start of the next run when we start to see the RV industry start to improve, as we start to see some up-

contenting trends. And I think marine content really hasn't changed a lot. The marine OEMs continue to automate, innovate, add content to units, and the consumer wants that up-contented unit is, I think, the feel that we see out in the marketplace, today.

So, when you look at the mix that we're running at, we feel like it's, let's just call it, abnormally low as it relates to lower end with opportunity for upside with up-contented units on a go-forward basis. So, bottomed out as it relates to mix and then upside potential is how we look at it.

Rafe Jadrosich
That's really helpful. And then my second question, just in terms of the longer-term M&A strategy, you've done a really good job of broadening your end market exposure and diversifying away from RVs. How do we think about that mix, longer term? Do you expect to go more into powersports, housing, marine? Are there any end markets that you're like focused on from here?

Andy Nemeth
So, we love the Outdoor Enthusiast space and definitely are focused on that, especially with regards to the runway that exists and the opportunity for not only margin accretive businesses, but opportunities to continue to provide innovative solutions across our product spectrum with new businesses that we can partner with in those spaces.

So, we have cross-market opportunities. And certainly today, we're working across markets with our businesses in the Outdoor Enthusiast space. So, the ability to leverage that and provide a solution for our customer with additional runway is very compelling as we look at the M&A, going forward.

And so, we would tell you, RV, marine and powersports are kind of the lane and the total addressable market, certainly with the recent acquisition of Sportech, has absolutely expanded for us to have a lot of options as it relates to M&A on a go-forward basis.

And again, I look at where our liquidity position is at today, the strength of our capital structure, the opportunity to be opportunistic in the space and continue to look at deals – even today. We are continuing to maintain an active pipeline and want to continue to pursue M&A in that Outdoor enthusiast Space to continue to drive the business forward.

Rafe Jadrosich
Thank you, very helpful.

Operator
Thank you. Ladies and gentlemen, I will turn it over to Andy for closing remarks.

Andy Nemeth
Thank you. As we wrap up 2023, we must extend our sincere gratitude to the backbone of our success, our team members, whose unwavering commitment has been instrumental in navigating the uncertainties that characterize the macroeconomic and industrial landscape, this year.

We performed impressively versus a record-breaking 2022 and feel confident, bolstered by our organizational structure, that we will continue to grow stronger as a company.

Our team's collective efforts this year not only solidified our foundation but have set the stage for a future with continued strategic advancements and long-term growth. Thank you for your continued support.

Operator
Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the impact on our business resulting from wars and military conflicts such as war in Ukraine and evolving conflict in Israel, Gaza and Syria, and throughout the Middle East; natural disasters or other unforeseen events, and adverse weather conditions.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the earnings conference call, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

This is a transcript of this conference call that we have attempted to accurately transcribe. There may be errors, omissions or inaccuracies in this transcript. We do not assume responsibility for your use of this content, and we encourage you to do your own research, including listening to the call yourself and reading the Company’s SEC filings.